Exhibit 99.1

SeaCube Container Leasing Ltd. Reports Fourth Quarter and Full Year 2010 Results and Increases Its Quarterly Dividend

Fourth Quarter 2010 highlights

  Completed initial public offering on November 2, 2010.
  Adjusted net income of $9.3 million, increased 9% from the third quarter of 2010. Adjusted net income per diluted common share was $0.47 after giving effect to the issuance of shares in the IPO. Net income of $10.3 million.
  Declared a dividend of $0.22 per share, representing a 10% increase.
  Total revenues of $35.9 million, increased 4% from the third quarter of 2010.
  Average utilization was 98.1% for the fourth quarter.
  Total new equipment ordered and received in 2010 was $230.3 million.
  We have ordered more than $207.9 million in new equipment for delivery in 2011 and 86% is committed to long-term leases.

PARK RIDGE, N.J.--(BUSINESS WIRE)--March 9, 2011--SeaCube Container Leasing Ltd. (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the fourth quarter and year ended December 31, 2010.

Adjusted net income(1) was $9.3 million for the fourth quarter of 2010, compared to $1.4 million in the fourth quarter of 2009, and $8.6 million for the third quarter of 2010. For the fourth quarter of 2010, adjusted net income per diluted common share was $0.50. Pro forma adjusted net income per diluted common share(1) would have been $0.47, if the number of weighted-average shares were increased to reflect the issuance of the shares from our IPO for the entire period. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $35.9 million for the fourth quarter of 2010 compared to $33.0 million for the fourth quarter of 2009, and $34.5 million for the third quarter of 2010. Utilization continues to be strong with average fourth quarter utilization of 98.1%(2). Adjusted EBITDA(1) was $53.1 million for the fourth quarter of 2010, compared to $46.0 million in the fourth quarter of 2009, and $53.2 million for the third quarter of 2010.

The Company reported net income of $10.3 million for the fourth quarter of 2010, versus net loss of $0.7 million in the fourth quarter of 2009 and net income of $4.8 million for the third quarter of 2010. Net income per diluted common share was $0.55 for the fourth quarter of 2010, versus net loss per diluted common share of $0.04 in the fourth quarter of 2009, and net income per diluted common share of $0.29 for the third quarter of 2010.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, "2010 was a momentous and important year for SeaCube. We completed our IPO, posted strong financial and operating results, significantly increased our fleet of containers and positioned the Company for further fleet and earnings growth. We invested $230.3 million in new equipment in 2010, which we expect to positively impact our results in 2011.”

Mr. Kwok continued, “The demand for leased containers continues to be strong and we expect 2011 to be another year of robust growth for SeaCube. Building on our success in 2010, we will use our strong balance sheet to continue to make new container investments in 2011. We have ordered more than $207.9 million of new containers. Consistent with our focus on maintaining strong utilization, 86% of these new containers have already been committed to long term leases. Our investments in 2010 and 2011 will allow us to continue to grow our earnings and strengthen the Company’s competitive position in the industry.”

Mr. Kwok concluded, “As a result of our strong financial performance, stable and consistent cash flows, as well as a favorable industry outlook, SeaCube’s Board of Directors has declared a dividend of $0.22 a share, which is an increase of 10%. It is our objective to continue to grow our earnings and dividends, while maintaining our ability to capitalize on compelling growth opportunities.”

Adjusted net income(1) was $34.7 million for the year ended December 31, 2010, compared to $17.2 million for the year ended December 31, 2009. For the year ended December 31, 2010, adjusted net income per diluted common share was $2.05. Pro forma adjusted net income per diluted common share(1) would have been $1.75, if the number of weighted-average shares were increased to reflect the issuance of the shares from our IPO for the entire period.

Total revenue was $137.2 million for the year ended December 31, 2010 compared to $141.9 million for the year ended December 31, 2009. Adjusted EBITDA(1) was $211.3 million for the year ended December 31, 2010 compared to $206.4 million for the year ended December 31, 2009.

The Company reported net income of $29.6 million for the year ended December 31, 2010 versus net loss of $15.0 million for the year ended December 31, 2009. Net income per diluted common share was $1.75 for the year ended December 31, 2010 versus net loss per diluted common share of $0.94 for the year ended December 31, 2009.

Dividend

On March 9, 2011, the Company’s Board of Directors approved and declared a $0.22 per share cash dividend on its issued and outstanding common shares, payable on April 15, 2011 to shareholders of record at the close of business on April 8, 2011.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Thursday, March 10, 2011 at 10:00 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube Fourth Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will be available until 11:59 p.m. on Sunday, March 20, 2011 by dialing 1-800-642-1687 (from within the U.S.) or 1-706-645-9291 (from outside of the U.S.); please reference access code "46051765."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. As of December 31, 2010, we employed 75 people in seven offices worldwide and had total assets of $1.1 billion. We own or manage a fleet of 520,113 units, representing 819,184 twenty-foot equivalent units (TEUs) of containers and generator sets.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our prospectus filed with the SEC on October 28, 2010. Furthermore, Seacube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

(1) Adjusted net income, adjusted net income per diluted common share, proforma adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.
(2) Utilization excludes assets held for sale and new units at the factory.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets
(Amounts in thousands, except share data)
(unaudited)

	December 31,
	2010	2009
Assets
Cash and cash equivalents	$17,868	$8,014
Restricted cash	17,132	22,060
Accounts receivable, net of allowance of $2,957 and $3,199, respectively	27,168	29,802
Net investment in direct finance leases	516,158	555,990
Leasing equipment, net of accumulated depreciation of $141,783 and
$116,518, respectively	476,566	360,847
Goodwill	22,483	22,483
Shareholder note	8,247	89,116
Other assets	12,605	8,917
Total assets	$1,098,227	$1,097,229
Liabilities and shareholders’ equity
Liabilities:
Accounts payable	$600	$266
Accrued expenses and other liabilities	62,847	16,883
Fair value of derivative instruments	45,496	43,304
Deferred income	2,370	4,038
Deferred income taxes	3,406	120
Debt:
Due within one year	130,095	131,270
Due after one year	664,107	666,994
Total debt	794,202	798,264
Total liabilities	908,921	862,875
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value, 400,000,000 shares authorized;
20,017,812 shares issued and outstanding at December 31, 2010;
16,000,000 shares issued and outstanding at December 31, 2009	200	160
Additional paid in capital	217,789	289,826
Retained earnings (deficit)	12,030	(13,586)
Accumulated other comprehensive loss	(40,713)	(42,046)
Total shareholders’ equity	189,306	234,354
Total liabilities and shareholders’ equity	$1,098,227	$1,097,229

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Equipment leasing revenue	$20,696	$16,695	$73,404	$74,268
Finance revenue	12,638	13,410	51,627	54,198
Other revenue	2,599	2,937	12,218	13,407
Total revenues	35,933	33,042	137,249	141,873
Expenses:
Direct operating expenses	424	1,890	6,139	9,073
Selling, general and administrative expenses	6,162	6,547	21,853	21,983
Depreciation expenses	9,657	8,700	35,341	37,769
Provision for doubtful accounts	(1,459)	1,063	(1,693)	4,678
Impairment of leasing equipment held for sale	270	1,196	1,343	5,974
Interest expense, including non-cash interest of $(1,002), $2,001, $5,224 and $8,450, respectively	9,163	12,070	44,522	51,922
Interest income	(90)	(755)	(1,055)	(2,690)
Loss on terminations and modifications of derivative
instruments	—	—	—	37,922
Gain on 2009 Sale	—	—	—	(15,583)
Loss on retirement of debt	—	—	—	1,330
Other expenses (income), net	1,328	3,007	383	4,251
Total expenses	25,455	33,718	106,833	156,629

Income (loss) before provision for income taxes	10,478	(676)	30,416	(14,756)
Provision (benefit) for income taxes	216	(21)	796	248
Net income (loss)	$10,262	$(655)	$29,620	$(15,004)
Net Income (loss) per common share
Basic	$0.55	$(0.04)	$1.75	$(0.94)
Diluted	$0.55	$(0.04)	$1.75	$(0.94)
Dividend per common shareholder	$0.200	$—	$0.375	$—

Non-GAAP Financial Measure

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. SeaCube has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. SeaCube believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. Adjusted EBITDA is a non-GAAP measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net income	$10,262	$(655)	$29,620	$(15,004)
Provision for income taxes	216	(21)	796	248
Depreciation expenses	9,657	8,700	35,341	37,769
Interest expense, net of interest income	9,073	11,315	43,467	49,232
Loss on terminations and modifications of derivative
instruments	—	—	—	37,922
Gain on 2009 Sale	—	—	—	(15,583)
Loss on retirement of debt	—	—	—	1,330
Collections on net investment in direct financing leases,
net of interest earned	23,884	26,685	102,086	110,528
Adjusted EBITDA	$53,092	$46,024	$211,310	$206,442

In addition, the Company has presented adjusted net income, adjusted net income per diluted common share and pro forma adjusted net income per diluted common share as a measure of financial and operating performance. We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, write-offs of goodwill and gain on the sale of assets. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted Net Income
(Amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income (loss)	$10,262	$(655)	$29,620	$(15,004)
Non-cash interest expense, net of tax	(965)	2,040	5,088	8,366
Loss on retirement of debt, net of tax	—		—	1,317
Loss on terminations and modifications of derivative instruments	—	—	—	37,922
Gain on 2009 Sale, net of tax	—	—	—	(15,427)
Adjusted net income	$9,297	$1,385	$34,708	$17,174

Adjusted net income per diluted common share	$0.50	$0.09	$2.05	$1.07

Common shares used in computing adjusted net income per diluted common share (a)	18,752,921	16,000,000	16,899,411	16,000,000
(a)

If, for purposes of calculating adjusted net income per diluted common share for the three months and year ended December 31, 2010, the weighted-average shares outstanding during such periods were increased by 1,237,500 and 2,892,329 shares, respectively, the resulting pro forma adjusted net income per diluted common share for such periods would have been $0.47 and $1.75, respectively. This adjustment increases the weighted-average shares outstanding to reflect the issuance of the shares from our IPO for the entire period. If, for purposes of calculating adjusted net income per diluted common share for the three months and year ended December 31, 2009, the weighted-average shares outstanding during such periods were increased by the 3,450,000 shares offered during the IPO, the resulting pro forma adjusted net income per diluted common share for such periods would have been $0.07 and $0.88, respectively.

CONTACT:
Investors:
SeaCube Container Leasing Ltd.
David Doorley, 201-391-0800